                                                                    EXHIBIT 8.1
                 [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]


                                 MAY 13, 1998




(213) 229-7000                                                    C 72752-00054

The Price REIT, Inc.
145 South Fairfax Avenue
Los Angeles, CA  90036

 Re:      Tax Opinion for the Merger Registration Statement on Form S-4

Gentlemen:

     We are acting as special counsel to The Price REIT, Inc., a Maryland corporation ("Price REIT"), in connection with the Joint Proxy
Statement and Prospectus, included in the Registration Statement on Form S-4 (the "Merger Registration Statement"), relating to the proposed merger (the "Merger") of Price REIT with and into REIT Sub, Inc., a Maryland corporation ("Merger Sub"), a wholly-owned subsidiary of Kimco Realty Corporation, a Maryland corporation ("Kimco") pursuant to the Agreement and Plan of Merger dated as of January 13, 1998, as amended, by and among Price REIT, Kimco and Merger Sub (the "Merger Agreement"). You have requested our opinion as to certain federal income tax matters set forth in the Merger Registration Statement under the heading "Federal Income Tax Consequences."

     In rendering our opinion, we have examined the Merger Agreement and have, with your permission, relied upon and assumed as correct now and as of the Effective Time (as defined in the Merger Registration Statement), (i) the representations, warranties, and covenants contained in the Merger Agreement,
(ii) the factual information contained in the Merger Registration Statement and the exhibits thereto, (iii) certain factual representations made by Price REIT and Kimco, which are attached as exhibits hereto and made a part hereof, and
(iv) such other materials as we have deemed necessary or appropriate as a basis for our opinion.

     On the basis of the information, representations, warranties, and covenants contained in the foregoing materials we hereby confirm the opinions specifically attributed to us under the caption "Federal Income Tax Consequences" of the Merger Registration Statement.

     Such opinions and the Merger Registration Statement discussion set forth under the caption "Federal Income Tax Consequences" do not address all aspects of federal income taxation that may be relevant to particular Price REIT stockholders in light of their personal investment circumstances, or to certain types of stockholders subject to special treatment under the federal income tax law, including, without limitation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign persons, and stockholders who acquired Price REIT Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

     Such opinions express our views as to federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. Such opinions represent our best legal judgment as to the matters addressed therein, but are not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or in the facts or representations might adversely affect the conclusions stated therein.

     We hereby consent to the use of this letter as an exhibit to the Merger Registration Statement and to the use of our name under the caption "Federal Income Tax Consequences" in the Merger Registration Statement.

                                         Very truly yours,


                                         /s/ GIBSON, DUNN & CRUTCHER LLP

                                             GIBSON, DUNN & CRUTCHER LLP

HB/DLF

                             OFFICER'S CERTIFICATE
                           FOR THE PRICE REIT, INC.
                            REGARDING THE MERGER OF
                             THE PRICE REIT, INC.
                         WITH AND INTO REIT SUB, INC.,
                         A WHOLLY-OWNED SUBSIDIARY OF
                           KIMCO REALTY CORPORATION

         This Officer's Certificate is given in connection with the Joint Proxy Statement and Prospectus, included in the Registration Statement on Form S-4 (the "Merger Registration Statement"), relating to the proposed merger (the "Merger") of The Price REIT, Inc., a Maryland corporation ("Price REIT"), with and into REIT Sub, Inc., a Maryland corporation ("Merger Sub"), a wholly-owned subsidiary of Kimco Realty Corporation, a Maryland corporation ("Kimco"). The Merger will be effected pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") by and among Price REIT, Merger Sub, and Kimco, and dated as of January 13, 1998, as amended on March 5, 1998 and May 14, 1998. Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Merger Agreement.

         George M. Jezek, Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Director of Price REIT hereby certifies that to the best of his knowledge and belief, each of the following statements is true and correct and will be true and correct at the Effective Time of the Merger. The undersigned understands that the following representations form the basis of the opinion of Gibson, Dunn & Crutcher LLP and the opinion of Brown & Wood LLP that are attached as exhibits to and described in the Merger Registration Statement, and any change or inaccuracy in the facts described herein could adversely alter such opinions.

         1. The fair market value of the Merger Consideration received in the Merger by each Price REIT shareholder will be approximately equal to the fair market value of the Price REIT Common Stock surrendered in exchange therefor;

         2. There is no plan or intention ("Plan") on the part of the Price REIT shareholders who own five percent (5%) or more of the Price REIT stock, and to the best knowledge of the management of Price REIT, there is no Plan on the part of the remaining Price REIT shareholders to engage in a direct or indirect sale, exchange, transfer, pledge, disposition or any other transaction that results in a reduction in the risk of ownership (a "Sale") of the Kimco Common Stock and Kimco Class D Depositary Shares received in the Merger that would reduce ownership by the Price REIT shareholders of Kimco stock to a number of shares having a value as of the Effective Time of the Merger of less than fifty percent (50%) of the aggregate fair market value, immediately prior to the Merger, of all outstanding Price REIT stock. For purposes of making the foregoing representation, Price REIT Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Kimco Common Stock and Kimco Series D Depositary Shares will be treated as outstanding at the Effective Time of the Merger;

         3. The liabilities of Price REIT assumed by Merger Sub and the liabilities to which the transferred assets of Price REIT are subject were incurred by Price REIT in the ordinary course of its business as a REIT;

         4. Price REIT, Kimco, Merger Sub, and the shareholders of Price REIT will pay their respective expenses, if any, incurred in connection with the Merger;

         5. There is no intercorporate indebtedness existing between Price REIT and Kimco or between Price REIT and Merger Sub that was issued, acquired, or will be settled at a discount as a result of the Merger;

         6. Price REIT is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

         7. None of the compensation received by any shareholder-employee of Price REIT will be separate consideration for, or allocable to, any of their Price REIT stock. None of the Kimco Common Stock and Class D Depositary Shares received by any shareholder-employee of Price REIT will be separate consideration for, or allocable to, any employment agreement or any covenants not to compete, and the compensation paid to any shareholder-employee of Price REIT will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services;

         8. Price REIT has not made (nor will it make prior to the Effective
Time) any distributions, redemptions, or other payments in respect of stock of Price REIT or in respect of rights to acquire such stock that are in contemplation of the Merger or that are related thereto, except for regular and normal distributions that are consistent with amounts historically distributed by Price REIT on an annual basis, including any distributions required by Section 857(a) of the Code;

         9. Price REIT has not disposed of any of its assets in contemplation of the Merger (including any distribution of assets with respect to, or in redemption of, Price REIT Common Stock);

         10. Price REIT's reasons for participating in the Merger are bona fide business purposes unrelated to taxes;


         11. The factual information set forth in the Merger Registration Statement is true, correct, and complete in all material respects;

         12 The fair market value of the assets of Price REIT will, at the Effective Time of the Merger, equal or exceed the aggregate liabilities of Price REIT plus the amount of liabilities, if any, to which such assets are subject; and

         13. The undersigned is authorized to make all of the representations set forth herein.

         It is understood that (i) your opinion will be based on the representations set forth herein, the information set forth in the Merger Registration Statement, and on the statements, representations, and warranties set forth in the Merger Agreement (including all schedules and exhibits thereto), and (ii) your opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations, statements, and information are not true, correct, and complete. It is further understood that your opinion will not address any tax consequence of the Merger or any action taken in connection therewith except as expressly set forth in such opinion.

                  IN WITNESS WHEREOF, I have executed this Officer's Certificate on the 13th day of May, 1998.

                                             ----------------------------------
                                             George M. Jezek,
                                             Executive Vice President,
                                             Chief Financial Officer,
                                             Treasurer, Secretary and
                                             Director of Price REIT

                             OFFICER'S CERTIFICATE
                                      FOR
                             THE PRICE REIT, INC.
                     REGARDING CERTAIN INCOME TAX MATTERS


                  This Officer's Certificate is given in connection with the Joint Proxy Statement and Prospectus, included in the Registration Statement on Form S-4 dated (the "Merger Registration Statement"), relating to the proposed merger (the "Merger") of The Price REIT, Inc., a Maryland corporation ("Price REIT") with and into REIT Sub, Inc., a Maryland corporation ("Merger Sub"), a wholly-owned subsidiary of Kimco Realty Corporation, a Maryland corporation ("Kimco"). The Merger will be effected pursuant to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") by and among Price REIT, Merger Sub, and Kimco, and dated as of January 13, 1998, as amended on March 5, 1998 and May 14, 1998. Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Merger Agreement.

                  George M. Jezek, Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Director of Price REIT hereby certifies that to the best of his knowledge and belief, each of the following statements is true and correct and will be true and correct at the Effective Time of the Merger. The undersigned understands that the following representations form the basis of the opinion of Gibson, Dunn & Crutcher LLP that is attached as an exhibit to and described in the Merger Registration Statement, and any change or inaccuracy in the facts described herein could adversely alter such opinion.

                  References herein to the "Company" include Price REIT, the Partnerships, Price Texas and Price Tennessee (as Price Texas and Price Tennessee are defined in paragraph 26 below). The Partnerships consist of Smithtown Venture Limited Liability Company, a New York limited liability company, Bridgewater Community Retail Center, LLC, a New Jersey limited liability company, Price/Baybrook, Ltd., a Texas limited partnership (the "Texas Partnership"), Centrepoint Associates L.L.P., an Arizona limited liability partnership, Hayden Plaza North Associates, an Arizona general partnership, Price REIT Properties, LLC, a Delaware limited liability company, The Price REIT Renaissance Partnership, L.P., a California limited partnership, Price Tennessee Properties, L.P., a Tennessee limited partnership, and Price/Fry Limited Liability Company, a Texas limited liability company. Price REIT previously owned all the outstanding Preferred Stock of K & F Development Company, a California corporation ("Development"). Development was dissolved effective as of March 31, 1997.

                  Terms not otherwise defined herein have the meaning set forth in Exhibit A hereto. Capitalized terms not defined in Exhibit A have the meaning set forth in the Merger Agreement. Unless specifically provided otherwise, all the statements below with respect to any entity relate to such entity from the date of its organization until the date of this Certificate.

                  1. The information set forth in the Merger Registration Statement is true, correct and complete.

                  2. One hundred (100) or more persons have held and will hold the beneficial ownership of the outstanding stock of Price REIT.

                  3. Since the date of incorporation, five or fewer Persons have not owned, and will not own, either directly or indirectly, after applying the Attribution Rules, more than fifty percent (50%) in value of Price REIT's outstanding stock.


                  4. Commencing with its taxable year ending December 31, 1991, Price REIT timely and properly filed an election to be a taxed as a "Real Estate Investment Trust." Price REIT has not revoked such election and has no present intention to revoke such election.

                  5. Price REIT has not owned and does not own an actual or Constructive interest in any corporation, partnership, association, trust, joint venture, limited liability company or other entity other than its actual or Constructive interests in the Partnerships, Development, Price Texas and Price Tennessee.

                  6. With respect to each and every Lease, the amount of rent received or accrued by the Company has not been, and will not be based in whole or in part on the income or profits of any person.

                  7. With respect to each and every Tenant, neither the Company, nor any owner (actual or Constructive) of 10% or more of the outstanding Common Stock of Price REIT, has been, or is expected to be the owner (actual or Constructive) of: (i) in the case of a Tenant that is a corporation, stock of such Tenant possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock of such Tenant; or (ii) in the case of a Tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such Tenant.

                  8. With respect to every Lease: (i) all personal property leased by the Company has been and will be leased in connection with a lease of real property, and (ii) the rent attributable to any personal property leased in connection with a Lease has been and will be less than 15% of the total rent received or accrued under the Lease. The amount of rent attributable to personal property is determined under Section 856(d)(1) of the Code, which provides that the amount of rent attributable to personal property for a taxable year is the amount that bears the same ratio to the rent for the taxable year as the average of the adjusted basis of personal property at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted basis of both the real property and the personal property at the beginning and at the end of the taxable year.


                  9. The Company has not acted and will not act as lessee of any property for the purpose of subleasing such property to a Tenant.

                  10. The Company is not the lessor or sublessor of any personal property that is not owned by it.

                  11. The Company has not received Excess Rentals from a Tenant.

                  12. For purposes of the following representations, income,

deductions, credits and other tax items of Price REIT shall be deemed to include the Price REIT's share of such items of the Partnerships, based on Price REIT's proportionate direct or indirect capital interest in such entities.

                           (a) Commencing with Price REIT's taxable year
                  ending December 31, 1991, at least ninety-five percent (95%) of the gross income of Price REIT (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain on real property which is
                  Section 1221(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of Real Estate Assets that is not a Prohibited Transaction.

                           (b) Commencing with Price REIT's taxable year
                  ending December 31, 1991, at least seventy-five percent (75%) of the gross income of the REIT (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) rents from real property,
                  (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Section 1221(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other Real Estate Investment Trusts, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property and interests in mortgages on real property, (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income. Dividends received by Price REIT from Development are not included in clauses (i) through (ix) of this paragraph (b).

                           (c) Commencing with Price REIT's taxable year
                  ending December 31, 1991, the REIT has paid and expects to pay dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety-five percent (95%) of Price REIT's REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

                           (d) Commencing with Price REIT's taxable year
                  ending December 31, 1991, the dividends paid and to be paid by Price REIT on any class of stock, within the meaning of
                  Section 561 of the Code, were and will be made pro rata, with no preference to any share of such class of stock as compared with other such shares.

                           (e) Commencing with Price REIT's taxable year
                  ending December 31, 1991, Price REIT has never had accumulated earnings and profits (as determined for federal income tax purposes).

                  13. For purposes of the following representations, assets of Price REIT shall be deemed to include Price REIT's share of assets owned by the Partnerships, based on Price REIT's proportionate direct or indirect capital interest in such entities.

                           At the close of each quarter of each taxable year
                  commencing with Price REIT's taxable year ending December 31, 1991 (i) at least seventy-five percent (75%) of the value of the combined total assets of Price REIT has been and will be represented by Real Estate Assets, cash and cash items, (including receivables), and U.S. Government securities, (ii) not more than twenty-five percent (25%) of the value of Price REIT's total assets has been or will be represented by securities (other than those described in clause (i) above), and (iii) with respect to those assets described in clause (ii) above, the value of any one issuer's securities owned by Price REIT (including but not limited to the stock of Development owned by Price REIT) has not exceeded and will not exceed five percent (5%) of the value of Price REIT's total assets and Price REIT has not owned and will not own more than ten percent (10%) of any one issuer's outstanding voting securities.

                  14. The Company has not provided and will not provide, and has not engaged and will not engage any entity that fails to qualify as an "independent contractor" to furnish, any services to any Tenant that are other than services of the type that are "usually or customarily rendered" in connection with the rental of space for occupancy only and not otherwise considered "rendered to the occupant" within the meaning of Section 1.512(b)-1(c)(5) of the Treasury Regulations. The Company has not received and will not receive any income, directly or indirectly, from such contractor, including but not limited to administrative or other fees, interest and dividends. For this purpose, an "independent contractor" is a person other than (i) any person owning (actually or Constructively) more than 35% of the stock of Price REIT; (ii) any corporation in which persons owning 35% or more of the stock of Price REIT own (actually or Constructively) more than 35% of the voting power or 35% or more of the total shares of all classes of stock of such corporation; or (iii) any entity other than a corporation in which persons owning persons owning 35% or more of the stock of Price REIT own (actually or Constructively) more than 35% interest in the assets or net profits of such entity.

                  15. No independent contractor providing services to Tenants has had or will have any current employees in common with the Company.

                  16. As required by Treasury Regulation Section 1.857-8, for each year commencing with Price REIT's taxable year ending December 31, 1991, Price REIT (i) has maintained and will maintain the necessary records relating to the actual ownership of its stock, (ii) has made and will make the requisite information requests of its shareholders regarding stock ownership, and (iii) has maintained and will maintain a list of the persons failing or refusing to comply in whole or in party with the Company's demand for statements regarding stock ownership.

                  17. The Company has operated and will operate in a manner

such that the above representations will continue to be true in the future; provided, however, the Company may operate in a manner different from such representations if it obtains the advice of nationally recognized counsel that such differences will not impair its status as a Real Estate Investment Trust.

                  18. Price REIT will use its best efforts to monitor ownership of Common Stock in order to ensure compliance with, and will use its best efforts to enforce, the Transfer Restrictions.

                  19. All shares of stock issued by the Company have been and are freely transferable subject to the Transfer Restrictions.

                  20. Interests in the Partnerships have not been and will not be listed or traded on an established securities market or exchange (including an over-the-counter market).

                  21. No interests in the Partnerships have been or will be issued in a transaction that is registered under the Securities Act of 1933.

                  22. Neither Price REIT nor the Partnerships will participate in or tacitly allow the facilitation of public trading of interests in the Partnerships.

                  23. Beginning with the taxable year ending December 31, 1991, ninety percent (90%) or more of the gross income of each of the Partnerships have consisted and will consist of "qualifying income" within the meaning of Section 7704(d) of the Code. "Qualifying income" for this purpose refers to interest, dividends, real property rents, gain from the sale or other disposition of real property, and gain from the sale or other disposition of assets (other than inventory assets) that produce interest or dividends. "Interest" for this purpose excludes any amounts received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person, other than interest based on a fixed percentage of receipts or sales. In addition, gross income from the sale of real property held primarily for sale to customers in the ordinary course of business is not reduced by the cost of such property.

                  24. No Partnership would be or would have been a "regulated investment company" within the meaning of Section 851(a) of the Code if it were a domestic corporation. A "regulated investment company" is a domestic corporation which, at all times during the taxable year, is registered under the Investment Company Act of 1940, as amended (15 U.S.C. 80a-1 to 80b-2), as a management company or a unit investment trust, or has in effect an election under such Act to be treated as a business development company, or which is a common trust fund or similar fund excluded by Section 3(c)(3) of such Act from the definition of "investment company" and is not included in the definition of "common trust fund" by Section 584(a) of the Code.

                  25. Price REIT and the Partnerships have no knowledge of

facts that are contrary to the following: (i) the Partnerships have been and will be operated in accordance with the terms of the Partnership Agreements and the provisions of applicable law, (ii) the Partnership Agreements are valid and enforceable in accordance with their terms, (iii) no person has made or will to make a market in interests in the Partnerships, (iv) interests in the Partnerships have not been and will not be regularly quoted by persons such as brokers or dealers and (v) holders of interests in the Partnerships have not had and will not have a readily available, regular or ongoing opportunity to buy, sell or exchange such interests in a time frame and with the regularity and continuity that a secondary market for interests in the Partnerships would provide.

                  26. Price REIT has owned and owns 100% of the outstanding

stock of Price/Texas, Inc., a Texas corporation ("Price Texas"), since Price Texas' organization. The sole asset of Price Texas has consisted and consists of a 1% general partnership interest in the Texas Partnership. Price REIT has owned and owns 100% of the outstanding stock of Price Tennessee, Inc., a Tennessee corporation ("Price Tennessee"), since Price Tennessee's organization. The sole asset of Price Texas has consisted and consists of a general partnership interest in Price Tennessee Properties, L.P.

                  27. At no time did Development render any services to Tenants of the Company.

                  28. Development previously had two classes of stock outstanding, Common Stock and Preferred Stock. Price REIT had owned all the outstanding Preferred Stock of Development since the organization of Development until its dissolution. The Preferred Stock did not provide its holders with any voting rights. There are no agreements, stipulations, or other arrangements that convey any voting power or voting rights to the holder of the Development Preferred Stock.

                  29. At no time did Price REIT and Development have any common officers or directors except that on and after January 1, 1997, Messrs. Jerald Friedman and Lawrence Kronenberg acted as two of the three directors of Development.

                  30. At no time did Development pay the Company any amounts for management services, cost sharing, payroll sharing, or any other fees of any nature.

                  31. At no time did the fair market value of the Development Preferred Stock exceed 5% of the fair market value of Price REIT's assets.

                  32. Neither Sol Price nor any entity in which he has a 10% actual or Constructive ownership, including Price Enterprise, Inc. is or has been a tenant of the Company.

                  33. Under The Price REIT, Inc. Dividend Reinvestment and

Share Purchase Plan, Price REIT has issued and will issue newly issued shares to the participants, and has not purchased any stock of Price REIT in the market.

                  34. As Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Director of the REIT, it is my responsibility to have knowledge of the matters described in the above representations.

                  IN WITNESS WHEREOF, I have executed this Certificate on the 13th day of May, 1998.




                                         -------------------------------------
                                         George M. Jezek
                                         Executive Vice President, Chief
                                         Financial Officer, Treasurer, Secretary
                                         and Director of the REIT

                                   EXHIBIT A

                                  Definitions

                  "Attribution Rules":  the rules of ownership described in
 Section 856(h) of the Code.

                  "Charter":  The Charter of Price REIT.

                  "Code": the Internal Revenue Code of 1986, as amended, from time to time.

                  "Constructive" or "Constructively": constructive stock ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

                  "Excess Noncash Income": the excess of (i) the sum of (A) all interest, original issue discount and other income includible in income with respect to debt instruments received upon the sale of property over the money and fair market value of property received with respect to such instruments and (B) income recognized upon the disposition of real estate if there is a determination that Section 1031 of the Code (like-kind exchanges) does not apply to the disposition and the failure to satisfy the requirements of Section 1031 of the Code was due to reasonable cause and not willful neglect, over (ii) five percent (5%) of REIT Taxable Income (without regard for the deduction for dividends paid and excluding any net capital gain).

                  "Excess Rentals": rent payable pursuant to a Lease in an amount that is greater than the rent that would be payable under the Lease but for the existence of a provision obligating the Tenant to pay over all or a portion of any rent received by that Tenant from a subtenant or assignee of that Tenant.

                  "Foreclosure Property": any real property (including Interests in Real Property), and personal property incident to such real property, acquired by the Company as a result of the Company having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status under Section 856(e)(5) of the Code is in effect with respect to such property and such election has not been terminated under
Section 856(e)(4) of the Code. Such term does not include property acquired by the Company as a result of indebtedness arising from the sale or other disposition of property of the Company which is Section 1221(1) Property which was not originally acquired as foreclosure property.

                  "Interests in Real Property": includes fee ownership and co-ownership of land or improvements thereon, leaseholders of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

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

                  "Lease":  any lease from which the Company derives revenue.

                  "Ownership Interest": in the case of a corporation, stock in such corporation, and in the case of any other entity, any interest in the assets or net income of such entity.

                  "Partnership Agreements": the partnership agreements or operating agreements of the Partnerships.

                  "Person": an individual, private foundation, charitable trust, and employee pension, profit sharing, stock bonus or supplemental unemployment benefit trust.

                  "Prohibited Transaction": the sale or other disposition of
Section 1221(1) Property, other than Foreclosure Property, unless (i) the property sold was a Real Estate Asset; (ii) the Company held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by the Company during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset does not exceed thirty percent (30%) of the net selling price of such asset; (iv) (A) during the taxable year the Company did not make more than seven sales of property (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of Price REIT's property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of Price REIT as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, the Company has held the property for not less than four (4) years for production of rental income; and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor (as defined in paragraph 16 hereof) from whom the Company does not directly or indirectly derive gross income (including but not limited to dividends). For purposes of clause (iv)(B) of the preceding sentence, Price REIT will be treated as owning its proportionate share of the adjusted bases of assets owned by other entities in a manner consistent with that described in paragraph 14 hereof.

                  "Qualified Temporary Investment Income": any income which
(i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (1) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (2) pursuant to the exercise of an election under an insurance contract by a beneficiary thereof on the death of the insured party under such contract, or (3) in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital (amounts received upon the issuance of stock of Price REIT or upon a public offering of debt obligations of Price REIT having maturities of at least five years) received by Price REIT and
(iii) is received or accrued during the one year period beginning on the date Price REIT received such capital.

                  "Real Estate Asset": real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other Real Estate Investment Trusts. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital (amounts received upon the issuance of stock of Price REIT or upon a public offering of debt obligations of Price REIT having maturities of at least five years), but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date Price REIT receives such capital.

                  "Real Estate Investment Trust": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

                  "REIT Taxable Income": "Real estate investment trust taxable income" as defined in Section 857(b) of the Code, which generally equals the taxable income of Price REIT, computed with the dividends-paid deduction as defined in Section 561 of the Code (except that the portion of such deduction attributable to net income from Foreclosure Property is excluded), excluding any net income from Foreclosure Property, and computed with a deduction for any tax imposed under Section 857(b)(5) of the Code (i.e., tax on the failure to meet the seventy-five percent (75%) or ninety-five percent (95%) income tests).

                  "Section 1221(1) Property": stock in trade of the Company or other property of a kind which would properly be included in inventory of the Company if on hand at the close of the taxable year, or property held by the Company primarily for sale to customers in the ordinary course of its trade or business.

                  "Tenant": any person from whom the Company derives gross income.

                  "Transfer Restrictions":  The restrictions on transfer of

capital stock of Price REIT as set forth in Article IX of the Charter.

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

                    OFFICER'S CERTIFICATE FOR KIMCO REALTY
                       CORPORATION REGARDING THE MERGER
                    OF THE PRICE REIT, INC. WITH AND INTO
                        REIT SUB, INC., A WHOLLY-OWNED
                          SUBSIDIARY OF KIMCO REALTY
                                 CORPORATION

                                 MAY 13, 1998

This Officer's Certificate is given in connection with the opinion to be delivered by you pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 13, 1998, as amended on March 5, 1998 and May 14, 1998, of The Price REIT, Inc. a Maryland corporation ("Price"), with and into REIT Sub, Inc. ("Merger Sub"), a Maryland corporation and a wholly-owned subsidiary of Kimco Realty Corporation ("Kimco"), a Maryland corporation. Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Merger Agreement.

I, Michael V. Pappagallo, Chief Financial Officer of Kimco, hereby certify that, to the best of my knowledge and belief, each of the following statements is true and correct and will be true and correct at the Effective Time of the Merger. I understand that the following representations form the basis of the opinions of Brown & Wood LLP and Gibson, Dunn & Crutcher LLP that are attached as exhibits to and described in the Joint Proxy Statement and Prospectus, included in the Registration Statement on Form S-4, relating to the Merger (the "Merger Registration Statement"), and any change or inaccuracy in the facts described herein could adversely alter such opinion.

1.The facts relating to the contemplated merger (the "Merger") of Price with and into Merger Sub pursuant to the Merger Agreement, as described in the Merger Agreement, the documents described in the Merger Agreement and the Merger Registration Statement, are, insofar, as such facts pertain to Kimco, true, correct and complete in all material respects.

2.Except in the Merger, neither Kimco nor any subsidiary of Kimco has acquired or will acquire, or has owned in the past five years, any shares of Price Common Stock.

3.Cash payments to be made to stockholders of Price in lieu of fractional shares of Kimco Common Stock or Kimco Class D Depositary Shares ("Merger Consideration") that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Kimco the expense and inconvenience of issuing and transferring fractional shares of Merger Consideration, and does not represent separately bargained for consideration.

4.The fair market value of the Merger Consideration received by each Price stockholder will be approximately equal to the fair market value of the Price Common Stock surrendered in the Merger.

5.Kimco has no plan or intention to reacquire any of the Merger
                Consideration issued in the Merger.

6.Following the Merger, Kimco and/or Merger Sub will continue the historic business of Price or will use a significant portion of Price's historic business assets in its business.

7.Price, Kimco, Merger Sub and the stockholders of Price will pay their respective expenses, if any, incurred in connection with the Merger.

8.There is no intercorporate indebtedness existing between Price and Kimco or Price and Merger Sub that was issued, acquired or will be settled at a discount.

9. Kimco is not a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the total value whose total assets are held for investment, determined as provided in Section 368(a)(1)(F)(iii) of the Code.

10. Kimco has owned 100 percent of the stock of Merger Sub at all times during the period of time Merger Sub has been in existence.

11.Kimco is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

12.     Kimco will not take any position on any federal, state, or local income or franchise tax return, or take any other action or reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code or with the representations made in this letter, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code).

13.The Merger Agreement represents the entire understanding of Price, Kimco and Merger Sub with respect to the Merger.





-----------------------------
Michael V. Pappagallo


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